NEWS RELEASE
THE LACLEDE GROUP

720 Olive Street, St. Louis, MO 63101

CONTACT: Richard N. Hargraves

(314) 342-0652

FOR IMMEDIATE RELEASE

The Laclede Group Announces First Quarter Earnings

ST. LOUIS, Jan. 27, 2005 — The Laclede Group (NYSE: LG) today released its earnings report for the first quarter of its fiscal year 2005.

Net income for the quarter that ended December 31, 2004 was slightly ahead of the same period last year ($16.62 million this year compared to $16.59 million last year). However, earnings per share this year were lower, due primarily to the dilutive effect of the sale of 1.725 million shares of common stock in 2004. First quarter earnings for fiscal 2005 were 79 cents per share, compared to 87 cents per share for fiscal 2004.

The Laclede Group’s two principal unregulated subsidiaries each generated increased period-to-period earnings. Laclede Energy Resources, which offers natural gas commodity services to customers within and outside of the St. Louis area, contributed to earnings over $1 million more during the first quarter of fiscal 2005 than in the same period last year. SM&P Utility Resources, an underground facility locating and marking company, earned nearly $1.1 million more during this year’s first quarter than in the first quarter of fiscal 2004.

Earnings from The Laclede Group’s core subsidiary, Laclede Gas Company, Missouri’s largest natural gas distribution utility, were down approximately $2.2 million this year compared with the first quarter of fiscal 2004. Despite being tempered by the gas company’s weather mitigation rate design, the decrease was due in large part to reduced gas sales resulting from an unseasonably warm November weather pattern. Utility earnings were further reduced by lower income from off-system sales and higher operating expenses, partially offset by the recovery of eligible costs incurred to build and maintain our distribution system through the Infrastructure System Replacement Surcharge that became effective in June 2004.

Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-K for the year ended September 30, 2004, filed with the Securities and Exchange Commission.

UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)

	Three Months Ended
	December 31,
	2004	2003
OPERATING REVENUES
Regulated
Gas distribution	$291,253	$261,350
Non-Regulated
Services	27,986	19,548
Gas marketing	118,179	50,983
Other	5,067	756

Total operating revenues	442,485	332,637

OPERATING EXPENSES
Regulated
Natural and propane gas	206,424	175,275
Other operation expenses	30,925	29,483
Maintenance	4,214	4,429
Depreciation and amortization	5,305	5,658
Taxes, other than income taxes	15,823	14,832

Total regulated operating expenses	262,691	229,677
Non-Regulated
Services	26,872	20,311
Gas marketing	115,786	50,288
Other	5,171	967

Total operating expenses	410,520	301,243

Operating Income	31,965	31,394

Other Income and (Income Deductions) – Net	1,574	1,459

Interest Charges:
Interest on long-term debt	5,908	4,814
Interest on long-term debt to	893	893
unconsolidated affiliate trust
Other interest charges	970	1,085

Total interest charges	7,771	6,792

Income Before Income Taxes	25,768	26,061
Income Tax Expense	9,136	9,454

Net Income	16,632	16,607
Dividends on Redeemable Preferred Stock – Laclede Gas	15	16

Net Income Applicable to Common Stock	$16,617	$16,591

Average Number of Common Shares Outstanding	21,018	19,116
Basic Earnings Per Share of Common Stock	$.79	$.87
Diluted Earnings Per Share of Common Stock	$.79	$.87

Certain prior-period amounts have been reclassified to conform to current-year presentation.